Exhibit 99.1

News Release
170 Mt. Airy Road
Basking Ridge, NJ 07920

Hooper Holmes
James Calver
Chief Executive Officer
(908) 766-5000
Financial Dynamics
Investors: John Capodanno
Media: Jonathan Birt
212-850-5600

HOOPER HOLMES ANNOUNCES FOURTH QUARTER
AND FULL YEAR 2006 RESULTS

BASKING RIDGE, NJ, March 14, 2006, Hooper Holmes, Inc. (AMEX:HH), a leading provider of risk assessment services to the insurance industry, today announced financial results for the fourth quarter and twelve months ended December 31, 2006.

For the three months ended December 31, 2006, total revenues decreased 7% to $71.2 million compared to $76.5 million in the fourth quarter of 2005. The Company recorded a net loss of $41.4 million, or $(0.61) per share, compared to a net loss of $99.3 million or $(1.51) per share in 2005. The fourth quarter 2006 net loss includes a non-cash, pre-tax impairment charge for goodwill and intangible assets of $38.0 million, along with restructuring and other charges totaling $2.0 million.

For the year ended December 31, 2006, total revenues were $293.9 million compared to $320.3 million in the comparable period of 2005, a decrease of 8%. The Company’s net loss for 2006 totaled $85.2 million, or $(1.28) per share, compared to a net loss of $96.6 million, or $(1.47) per share in 2005. The net loss in 2006 included a non-cash impairment charge for goodwill and intangible assets of $38.0 million, a non-cash charge of $31.3 million related to an increase in the valuation allowance for deferred tax assets and $10.5 million of restructuring and other charges. The 2005 net loss included a $133.6 million non-cash impairment charge for goodwill and intangible assets, along with restructuring and other charges of $6.6 million.

Fourth Quarter 2006 Results by Division

Health Information Division (HID)
The Company’s Health Information Division reported a decrease in fourth quarter revenues to $64.0 million compared to $68.0 million in 2005, due primarily to continued weakness in the Company’s core paramedical business.

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Portamedic revenues decreased 10% to $37.7 million, compared to $41.8 million in the fourth quarter of 2005. The decrease is a result of fewer paramedical exams being completed during the quarter, primarily attributable to the overall decline in life insurance application activity.

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Infolink reported revenues of $7.6 million, a decrease of 8% compared to $8.3 million in the fourth quarter of 2005. The decrease reflects fewer Attending Physician Statement (APS) orders, partially offset by an increase in tele-interviewing revenue.

•	Heritage Labs revenues decreased 1% to $4.3 million compared to $4.4 million in the same period of 2005, as a result of fewer units being tested.

•	Mid-America Agency Services (MAAS) revenues increased 10% to $4.3 million compared to $3.9 million in the fourth quarter of 2005, the result of increased volume in outsourced underwriting cases.

•	Medicals Direct Group revenues were up 5% to $10.1 million compared to $9.6 million in the same period of 2005, primarily due to favorable foreign exchange.

Claims Evaluation Division (CED)
The CED reported fourth quarter revenues of $7.2 million, a decrease of 15% compared to $8.5 million in the fourth quarter of 2005. The decrease was primarily the result of continued declines in independent medical exams and peer reviews from current customers.

Strategic Operations Review

The Company is implementing many initiatives during 2007 and 2008 to significantly reduce expenses and generate incremental revenues. These initiatives are the outcome of a Strategic Operations Review. This review was led by the Company’s executive team with support from external consultants and completed on schedule in September 2006. When fully implemented, these initiatives are expected to result in approximately $17.5 million of additional annual operating income, comprised of $11.5 million in annual cost reductions and approximately $6.0 million of additional operating income from new revenue initiatives.

James Calver, Chief Executive Officer of Hooper Holmes, commented, “We have improved asset utilization through restructuring our branch office network. We have leveraged technology to improve productivity by deploying a new branch ordering system. We have added to our sales staff in all divisions and have begun piloting new services. Having corrected many of the imbalances of the past, reversing our decline in revenues remains the top priority over the next eight quarters of our turnaround program. We believe we have many opportunities to expand our business, including opportunities to provide unmatched, national coverage to companies who deliver wellness and disease management programs to their corporate customers.”
* * * * *

The company will host a conference call, on Thursday, March 15, 2007 at 11:00 a.m. Eastern Time to discuss their fourth quarter 2006 financial results.

To participate in the conference call, please dial 888-790-3758 or 210-839-8398, passcode: Hooper Holmes. A live web cast will be hosted on the Company’s web site located at www.hooperholmes.com. Listeners may also access a telephone replay of the conference call, available through March 30, 2007, by dialing 800-841-8610 or 402-280-9936.

Hooper Holmes, Inc. provides outsourced risk assessment services, including underwriting and claims information to the life, health, automobile, and workers’ compensation insurance industries. The Company provides these health information services through our extensive network of offices in the United States and the United Kingdom.

This press release contains “forward-looking” statements, as such term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements included in this press release include, without limitation, those concerning the anticipated effect of the Company’s implementation of the initiatives resulting from its Strategic Operations Review, as well as contemplated new service offerings. These forward-looking statements are based on the Company’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, these forward-looking statements are our ability to successfully implement our business strategy; uncertainty as to our working capital requirements over the next 12 to 24 months; our ability to maintain compliance with the financial covenants in our credit facility; our expectations regarding our operating cash flows; the rate of life insurance application activity; and our ability to limit or avoid any loss of revenues in connection with the elimination of the geographic overlap among some of our Portamedic branch offices. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission on March 15, 2007. The Company undertakes no obligation to update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release to reflect the occurrence of unanticipated events, except as required by law.

-TABLES FOLLOW-

HOOPER HOLMES, INC.
2006 CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share data)

	Three Months ended December 31,		Twelve Months ended December 31,
	2006	2005	2006	2005

Revenues	$71,207	$76,499	$293,862	$320,346
Cost of operations	54,567	60,273	225,043	238,745
Gross profit	16,640	16,226	68,819	81,601
Selling, general and administrative expenses	19,385	20,836	75,965	75,697
Impairment of goodwill and intangibles	38,019	133,584	38,019	133,584
Restructuring and other charges	1,957	989	10,507	6,639
Operating loss	(42,721)	(139,183)	(55,672)	(134,319)
Other income (expense):
Interest expense	(102)	(113)	(421)	(524)
Interest income	60	91	196	297
Other expense, net	(113)	(177)	(417)	(530)
	(155)	(199)	(642)	(757)
Loss before income taxes	(42,876)	(139,382)	(56,314)	(135,076)

Income tax (benefit) provision	(1,468)	(40,071)	28,867	(38,453)

Net loss	$(41,408)	$(99,311)	$(85,181)	$(96,623)

Loss per share:
Basic	$(0.61)	$(1.51)	$(1.28)	$(1.47)
Diluted	$(0.61)	$(1.51)	$(1.28)	$(1.47)

Weighted average number of shares:
Basic	67,742,307	65,995,171	66,804,605	65,513,451
Diluted	67,742,307	65,995,171	66,804,605	65,513,451

HOOPER HOLMES, INC.
2006 CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31, 2006	December 31, 2005
ASSETS
Current assets:
Cash and cash equivalents	$7,941	$11,683
Accounts receivable, net	37,466	42,121
Deferred income taxes	-	1,295
Income tax receivable	3,209	5,612
Other current assets	5,139	5,290
Total current assets	53,755	66,001

Property, plant and equipment, net	15,839	13,478
Goodwill	5,702	40,038
Intangible assets, net	8,721	12,203
Deferred income taxes	310	30,269
Other assets	570	342
Total assets	$84,897	$162,331

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$-	$1,000
Accounts payable	12,796	13,706
Accrued expenses	17,170	14,333
Income taxes payable	3,791	3,190
Total current liabilities	33,757	32,229

Other long-term liabilities	2,332	1,200
Stockholders' equity:
Common stock, par value $.04 per share; authorized 240,000,000	2,717	2,700
shares, issued 67,933,274 and 67,499,074 shares
as of December 31, 2006 and 2005, respectively
Additional paid-in capital	115,219	121,278
Accumulated other comprehensive income	1,550	354
Retained earnings	(70,607)	14,574
	48,879	138,906
Less: Treasury stock at cost (9,395 shares and 1,328,795 shares
as of December 31, 2006 and 2005, respectively	71	10,004
Total stockholders' equity	48,808	128,902
Total liabilities and stockholders' equity	$84,897	$162,331